Exhibit 10.1
Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.
PRODUCT MARKETING AGREEMENT
THIS PRODUCT MARKETING AGREEMENT (the “Agreement”) is entered into this September 21, 2010, with an effective date as stipulated in Section 1 below, by and between Archer-Daniels-Midland Company, a Delaware corporation with its principal place of business in Decatur, Illinois (“ADM”), and Western Iowa Energy, LLC, an Iowa limited liability company with its principal place of business in Wall Lake, Iowa (“WIE”).
BACKGROUND
WHEREAS, ADM has knowledge of the soybean crushing industry in the United States, and has experience related to the marketing, sales, and distribution of renewable fuels; and
WHEREAS, WIE and ADM believe that it would be in their mutual best interests for ADM to purchase biodiesel, glycerin, fatty acids and soapstock (collectively, the “Products”) produced by WIE at its production facilities owned, leased or otherwise controlled by WIE in Wall Lake, IA (the “WIE Production Facilities”) for purposes of ADM marketing, selling, and distributing the Products;
WHEREAS, WIE and ADM desire to enter into this Agreement, for purposes of setting out the terms and conditions of the business arrangement; and
WHEREAS, WIE and ADM are simultaneously entering into a Feedstock Agreement and Services Agreement.
NOW, THEREFORE, the parties to this Agreement hereby covenant and agree as follows:
AGREEMENT
1. TERM. This Agreement shall commence on the first day of the month of which production of Products begins at the WIE Production Facilities located in Wall Lake, Iowa (the “Effective Date”) and shall continue in force for one year unless terminated by one of the following events: (i) upon thirty (30) days written notice by either party; (ii) the insolvency of the other party; (iii) the assignment by the other party for the benefit of creditors; (iv) the filing of a voluntary or involuntary bankruptcy, judicial liquidation, or reorganization petition by or against the other party or the suspension of check/note clearance privilege; (v) the appointment of a receiver, liquidator or judicial administrator, or a trustee for either party, of any part or interest of its business; (vi) the failure of either party to vacate, set aside or have dismissed any insolvency proceeding under any law governing within sixty (60) days from the date of the commencement of any such proceeding; (vii) or the dissolution of the entity of the other party for any cause whatsoever.

2. TERMINATION. In addition to the termination events identified in Section 1, this Agreement may be terminated under the circumstances set out below:
(a) Termination for Intentional Misconduct. If either party engages in intentional misconduct reasonably likely to result in significant adverse consequences to the other party, the party harmed or likely to be harmed by the intentional misconduct may terminate this Agreement immediately, upon written notice to the party engaging in the intentional misconduct.
(b) Termination for Uncured Breach. If one of the parties breaches the terms of this Agreement, the other party may give the breaching party a notice in writing which specifically sets out the nature and extent of the breach, and the steps that must be taken to cure the breach. After receiving the written notice, the breaching party will then have thirty (30) days to cure the breach, if the breach does not involve a failure to make any payments which are required by this Agreement.
If the breach does involve a failure to make any payments which are required by this Agreement, then the breaching party will have five (5) days after receiving the written notice to cure the breach. If the breaching party does not cure any breach within the applicable cure period, then the non-breaching party will have the right to terminate this Agreement immediately.
(c) Termination by Mutual Written Agreement. This Agreement may also be terminated upon any terms and under any conditions, which are mutually agreed upon in writing by the parties.
(d) Cross Default. If a party fails to perform or observe any covenant, condition or provision to be performed or observed by it under the terms of the Feedstock Agreement, the Services Agreement or any other agreement in writing between the parties in connection therewith or herewith and such default is not remedied within thirty (30) days of its occurrence.
3. REPRESENTATIONS AND WARRANTIES OF WIE. In connection with its sale of Products to ADM under this Agreement, WIE makes the following representations and warranties, for the benefit of ADM:
(a) Good Title. WIE will have good and marketable title to all of the Products sold to ADM under this Agreement, free and clear of all liens and encumbrances.
(b) Corporate Existence and Good Standing. WIE is a limited liability company validly existing and in good standing under the laws of the State of Iowa. Further, WIE is qualified to do business and is in good standing in each jurisdiction where the conduct of its business or the ownership of its property requires such qualification.

(c) Corporate Authority and Corporate Approval. WIE has the power and authority to enter into this Agreement. Further, WIE has taken all corporate action necessary to authorize it to execute, become bound by, and perform its duties and obligations under this Agreement.
(d) No Conflicts as to Law or Agreements. The execution of this Agreement by WIE, the sale and transfer of Products from WIE to ADM, and the taking of all actions by WIE under this Agreement do not require the consent of any person, entity, or agency; do not violate any law, rule, or regulation; and do not breach or violate any contract or agreement to which WIE is a party, or by which WIE is bound.
(e) Compliance with Laws. WIE is now in compliance, and during the entire term of this Agreement will remain in compliance, with all applicable federal, state, local, and foreign laws, ordinances, orders, rules, and regulations (“Laws”), other than Laws where neither the costs or potential costs of failing to comply, nor the costs or potential costs of causing compliance, would be material to WIE or its business or assets. The definition of Laws set out above includes, but is not limited to, the Toxic Substances Control Act (“TOSCA”), the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, the Federal Water Pollution Control Act of 1986, the Emergency Planning and Community Right-to-Know Act of 1986, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, any state equivalent thereof, and all other laws related to the protection of the environment.
(f) Complete and Accurate Disclosure. WIE has not withheld from ADM any material documents, material information, or material facts relating to WIE Products production capabilities, and/or relating to the business operations of WIE. Further, no representation or warranty in this Agreement, or in any letter, certificate, exhibit, schedule, statement, or other document furnished or to be furnished pursuant to this Agreement, contains any untrue statement of a material fact.
(g) Licenses and Permits. WIE now has or will have prior to the commencement of operations at the WIE Production Facilities, and will have at all times thereafter during the term of this Agreement, all of the licenses and permits necessary to operate the WIE Production Facilities.
(h) Production Capacity. At the commencement of the Agreement, WIE and ADM shall in writing agree upon the WIE’s expected annual production capacity by feedstock, based on the nameplate design capacity of the WIE production facilities. The parties hereby acknowledge that WIE’s production capacity will vary based on the type of feedstock used and that the use of various animal fats as feedstock generally slows production rates relative to the use of vegetable oils as feedstock.

(i) Product Quality. All of the Products sold to ADM by WIE under this Agreement will be of merchantable quality, and will be fit for its intended purpose. All biodiesel must meet all applicable ASTM Standards, must meet any other applicable industry standards or guidelines, must meet the biodiesel standards established by all other standard biodiesel industry tests and must include oxidative stability enhancers reasonably necessary for the commercialization of the biodiesel.
(j) Patent Infringement. WIE is not now, and will not be at any time in the future during the term of this Agreement, infringing upon any patents or other intellectual property rights held by any other parties. WIE shall use commercially reasonable efforts to cause ADM to be a third party beneficiary of any and all representations, warranties and indemnities that WIE may receive from any third party providing WIE with intellectual property rights concerning the manufacture or sale of Products.
4. REPRESENTATIONS AND WARRANTIES OF ADM. In connection with providing the services on behalf of WIE which are described in this Agreement, ADM makes the following representations and warranties, for the benefit of WIE.
(a) Corporate Existence and Good Standing. ADM is a corporation validly existing and in good standing under the laws of the State of Delaware. Further, ADM is qualified to do business and is in good standing in each jurisdiction where the conduct of its business or the ownership of its property requires such qualification.
(b) Corporate Authority and Corporate Approval. ADM has the power and the authority to enter into this Agreement. Further, ADM has taken all corporate action necessary to authorize it to execute, become bound by, and perform its duties and obligations under this Agreement.
(c) No Conflicts as to Law or Agreements. The execution of this Agreement by ADM, the purchasing of Products from WIE by ADM, and the taking of all actions by ADM under this Agreement do not require the consent of any person, entity, or agency; do not violate any law, rule, or regulation; and do not breach or violate any contract or agreement to which ADM is a party, or by which ADM is bound.
(d) Compliance with Laws. As it relates to this Agreement, ADM is now in compliance, and during the entire term of this Agreement will use its best efforts to remain in compliance, with all Laws related to this Agreement.
(e) Licenses and Permits. ADM now has, and will have at all times during the term of this Agreement, all of the licenses and permits necessary to perform its obligations pursuant to this Agreement.

*** Confidential material redacted and filed separately with the Commission.
(f) Complete and Accurate Disclosure. No representation or warranty in this Agreement, or in any letter, certificate, exhibit, schedule, statement, or other document furnished or to be furnished pursuant to this Agreement, contains any untrue statement of a material fact.
5. QUANTITY. During the entire term of this Agreement, WIE agrees to sell to ADM, and ADM agrees to purchase from WIE all of the Products produced by WIE at the WIE Production Facilities that conforms to the warranties set forth in this Agreement in quantities as set forth in purchase order contracts issued by ADM to WIE. ADM and WIE will endeavor to work mutually together to run the WIE facility at an optimum rate and profit margin given the current market conditions at that time subject to Section 7. ***. It is understood that glycerin, fatty acids, and soapstock are a by-product of biodiesel production and that biodiesel sales —and therefore production from those sales —will determine the quantity of glycerin, fatty acids, and soapstock available for purchase/marketing by ADM. The terms and conditions of these purchases and sales will be set out in this Agreement. ADM shall not enter into derivative contracts, including without limitation futures contracts, for sales of glycerin, fatty acids, or soapstock to be produced by WIE at the WIE Production Facilities, without WIE’s prior written consent. Upon the sale of Products from WIE to ADM pursuant to this Agreement, ***.
6. PRODUCTION ESTIMATES; PRODUCTION COSTS. As of the effective date of this Agreement, WIE will provide ADM with WIE’s estimate of WIE’s anticipated monthly Products production for the next twelve (12) months, to assist ADM in developing appropriate marketing strategies for the Products to be produced by WIE.
On or before the first day of each month, WIE will provide ADM with its updated estimate of WIE’s anticipated monthly Products production for the next twelve (12) months, so that ADM will have Products production estimates from WIE twelve (12) months into the future during the entire time that this Agreement is in effect.
Once this Agreement has been terminated under Sections 1 or 2 above, WIE’s monthly Products production estimates must continue to cover the time period through the proposed termination date, but need not extend to any months after the proposed termination date.
In addition, WIE will provide ADM (i) monthly with its fixed and variable costs to produce Products for the previous month and (ii) weekly with projected margin information on a spot and forward basis as reasonably requested by ADM.
7. MONTHLY VOLUME REQUIREMENTS. Both parties acknowledge and agree that if market conditions and other conditions are favorable, it is their intent for WIE to operate the WIE Production Facilities at or near full capacity, based on the feedstock(s) used by WIE, during the entire term of this Agreement.

*** Confidential material redacted and filed separately with the Commission.
8. SHORTFALLS IN THE MONTHLY VOLUME REQUIREMENTS. To the extent that WIE fails to produce enough Products to meet actual contracted volumes in any month, ADM will have the right, but not the obligation, to purchase Products elsewhere, in a commercially reasonable manner, in order to cover the shortfall. All costs and expenses related to such purchases which are in excess of the costs and expenses that ADM would have incurred in the absence of such a shortfall will be charged to WIE.
9. SALES LIMITATIONS. ADM will not be required to purchase Products from WIE, if ADM does not believe in good faith that it is in the best interests of the parties, based on market conditions, unavailability of customers, or other factors. This means that ADM will have the discretion to both build and decrease stored inventories of the Products produced under this Agreement, during the entire term of this Agreement. ADM agrees to attempt to do so efficiently, effectively, and in a manner that is in the best interests of the parties.
10. SERVICES TO BE PROVIDED BY ADM. ADM in its sole discretion will provide, in good faith, the marketing, sales, off-site storage, and transportation services for the Products produced under this Agreement.
11. PAYMENTS TO ADM FOR SERVICES PROVIDED. In exchange for the services provided by ADM under this Agreement and the services provided by ADM under the Feedstock Agreement and Services Agreement being simultaneously entered into by ADM and WIE, WIE will pay ADM the sum of *** of the Net Products Selling Price, plus *** of WIE’s Net Profits. The “Net Products Selling Price” shall be defined as ***. The Net Products Selling Price portion of ADM’s fee shall be due and payable ***. WIE’s “Net Profits” shall be defined as ***. For any partial year for WIE occurring during the term of this Agreement, “Net Profits” shall be computed based on the portion of the fiscal year during which ADM provides services hereunder.
12. INDEPENDENT CONTRACTOR STATUS OF ADM, AND EMPLOYMENT STATUS OF ADM’S EMPLOYEES. Nothing contained in this Agreement, including the services to be provided by ADM on behalf of WIE, will make ADM the agent of WIE for any purpose. ADM and its employees shall be deemed to be independent contractors, with full control over the manner and method of performance of the services they will be providing on behalf of WIE under this Agreement. This Agreement is not intended to create and shall not be construed as creating between the parties hereto a relationship of principal and agent, joint venturers, co-partners, or any other similar relationship, the existence of which is hereby expressly denied by the parties.

Any of the employees of ADM which are providing services on behalf of WIE under this Agreement will remain employees of ADM. These employees will continue to be paid by ADM and to enjoy the benefits to which they are entitled as employees of ADM, unless otherwise provided in any separate agreement covering the services of such employees.
13. SEPARATE ENTITIES. WIE and ADM are separate entities. Nothing in this Agreement or otherwise shall be construed to create any rights or liabilities of either party to this Agreement with regard to any rights, privileges, duties, or liabilities of the other party to this Agreement, except to the extent otherwise provided in this Agreement, or in any other agreement between the parties to this Agreement.
14. DEVELOPMENT OF ORDERING AND SHIPPING PROCEDURES. Because WIE and ADM have not done business in the past in the manner described in this Agreement, they have not yet attempted to develop efficient and effective procedures related to ordering Products, delivering Products, and shipping Products, in connection with ADM’s Products purchases from WIE. After this Agreement becomes effective, ADM and WIE agree to work together promptly and in good faith to develop effective and efficient policies and procedures to cover these matters, based on their mutual experiences working together under this Agreement.
Once those policies and procedures have been developed and mutually agreed upon, ADM and WIE intend to document them, in the form of an addendum to this Agreement.
15. QUALITY ASSURANCE AND QUALITY CONTROL.
(a) WIE’s Responsibility and Liability for the Products that it Produces. WIE will ultimately be responsible for the quality of the Products produced at the WIE Production Facilities. Further, the parties agree that WIE, and not ADM, will be responsible and liable for all claims related to the quality of the Products produced by WIE at the WIE Production Facilities.
(b) WIE’s Release of ADM from Liability Related to QA and QC Support. In the event that ADM provides quality assurance (QA) and quality control (QC) assistance to WIE under this Agreement, such assistance is a good faith attempt by ADM to help WIE meet the Product quality standards set out in this Agreement, for the mutual benefit of ADM and WIE. However, ADM’s provision of QA and QC support to WIE does not constitute a warranty or a guarantee of any type with respect to the quality of the Products produced by WIE. Thus, WIE and all of its related persons and organizations hereby release ADM and all of its related persons and organizations from all liability, in the absence of gross negligence and/or willful misconduct, related to any QA and QC support provided to WIE by ADM under this Agreement.

16. PRODUCT DISTRIBUTION.
(a) Biodiesel Product Substitution. Except as provided below, the parties agree that the biodiesel produced at the WIE Production Facilities will be considered fungible and interchangeable with biodiesel meeting all applicable ASTM standards for purposes of product distribution under this Agreement. ADM will not brand, label, or otherwise identify any biodiesel sold under this Agreement differently because that biodiesel was produced at the WIE Production Facilities, as opposed to being produced at ADM’s own production facilities or the production facilities of third parties. WIE must obtain certification and maintain BQ-9000 accredited producer status.
(b) Efficient Product Distribution. When customers purchase Products from ADM that has been produced under this Agreement, ADM may fill the orders of those customers with Products produced at the WIE Production Facilities, Products produced at ADM’s production facilities, or the production facilities of a third party, or any combination thereof. ADM will attempt to manage factors such as customer and delivery locations, order sizes, freight availability, and product delivery logistics in a manner that will result in efficient product distribution, for the mutual benefit of both WIE and ADM.
17. PRODUCT TESTING. At least twice each week during the term of this Agreement, and more often at the request of ADM, WIE agrees to provide ADM with samples of the Products produced at the WIE Production Facilities, so that ADM can test WIE’s product quality on a regular basis. ADM agrees to provide WIE with the information WIE will need in order to collect, pack, and ship these Products samples to ADM in a manner satisfactory to ADM.
18. COLLECTION AND RETENTION OF PRODUCT SAMPLES.
(a) Collection of Product Samples. During the entire term of this Agreement, WIE agrees to collect samples of not less than 250 milliliters each from each shipment of Products that leaves the WIE Production Facilities under this Agreement. Each such product sample will be labeled to include the production date, the plant at which the product sample was produced, and any other applicable information.
(b) Retention of Product Samples. WIE agrees to retain these product samples for at least three months after the date of the shipment from which each product sample was taken, in a manner which preserves the integrity of each individual product sample. Further, WIE agrees to promptly provide any of these samples to ADM, at the request of ADM.
19. THE ACTUAL PRICE FOR PRODUCTS SOLD TO ADM BY WIE. ADM agrees to pay WIE a price for all Products sold to ADM by WIE under this Agreement calculated as follows: the sales price charged by ADM to third party purchasers (or the sales price to be paid by ADM, in the event of no underlying third party sale or, with respect to biodiesel, in the event ADM intends to blend biodiesel produced at the WIE Production Facilities and directly receive government payments or tax credits in connection with such blending) for such Products shall be adjusted to a FOB Wall Lake, IA price by subtracting ADM’s marketing costs related to such Products, including freight, fuel surcharges, brokerage fees, off-site storage and any applicable shrink, independent lab fees, and other related costs.

*** Confidential material redacted and filed separately with the Commission.
In the event ADM proposes to purchase Products without an underlying sale to a third party ***.
ADM shall write up purchase contracts with WIE that either correspond to actual sales to end users or accepted Bids.
***.
20. INVOICES AND PAYMENTS
(a) Invoices and Payments Between WIE and ADM. WIE will invoice ADM, upon shipment for all Products sold to ADM by WIE under this Agreement and pursuant to the purchase contracts generated under Section 19. The parties will endeavor to utilize an electronic data interchange to exchange information concerning amounts due and payable pursuant to this Agreement. All payments shall be made via ACH transfer, and the parties shall execute all documents reasonable necessary to make and receive ACH transfers pursuant to this Agreement. For all sales of Products by WIE to ADM pursuant to this Agreement, ADM shall remit payment via ACH transfer to WIE for such Products no later than *** after the loading document(s) for such Products are received by ADM.
At the time of shipment of Products, if the shipment is destined for third party, then that shipment will apply to the purchase contract specifically related to that shipment. If the shipment is to apply to a Bid or an ADM specific contract, then such shipment will apply to the purchase contract that corresponds with that position activity.
21. MONTHLY RECONCILIATION. On a monthly basis, WIE and ADM will compare and reconcile their information related to the volumes of Products shipped from the WIE Production Facilities including but not limited to Products sales contracts and invoices in order to minimize disputes and help ensure that each party is applying shipments in the same manner.
In the event that the parties are unable to agree on which party’s numbers are correct for any month, the numbers proposed by ADM will be used, subject to WIE’s right to challenge ADM’s books and records through its independent public accounting firm, as described below in Section 22.

22. BOOKS AND RECORDS; AUDITING.
(a) Books and Records. ADM shall furnish to WIE once every week a report of ADM’s sales, including customers, volumes and prices, of Products produced at the WIE Production Facilities. Such information shall be treated as confidential by WIE pursuant to Section 23 of this Agreement.
(b) Purposes of the Audits. Twice per year during this Agreement, WIE will have the right, at its own expense, to have qualified representatives from an independent public accounting firm audit those portions of ADM’s books and records which are directly related to the Products bought and sold under this Agreement. Such audit shall occur at a mutually agreeable time. The purposes of such audits will include confirming the information provided to WIE by ADM regarding pricing and volume information, confirming ADM’s production and shipment volumes for Products bought and sold under this Agreement and verifying any other information which is reasonably related to this Agreement. The auditors shall be from the list shown on Schedule A attached hereto, or if not from the list shown on Schedule A, shall be mutually acceptable to both WIE and ADM.
(c) Confidentiality Obligations. Any such independent public accountants hired by WIE will be subject to the same confidentiality obligations that WIE is subject to under Section 23 of this Agreement. WIE agrees to inform its accountants of those confidentiality obligations.
(d) Challenges. WIE may challenge ADM’s books and records for any month during this Agreement, based on an audit by WIE’s independent public accounting firm. WIE must provide written notice of such a challenge to ADM within two (2) years of the end of the month that is the subject of the challenge.
(e) On a yearly basis, WIE will provide ADM with copies of current balance sheets, income statements, and other financial statements (audited if available) related to WIE and its affiliated entities.
23. HANDLING OF CONFIDENTIAL INFORMATION. The parties acknowledge that they will be exchanging information about their businesses under this Agreement which is confidential and proprietary, and the parties agree to handle that confidential and proprietary information in the manner described in this Section 23.
(a) Definition of Confidential Information. For purposes of this Agreement, the term “Confidential Information” will mean information related to the business operations of WIE or ADM that meets all of the following criteria:
(i)
The information must not be generally known to the public, and must not be a part of the public domain, must not be information that the receiving party was already in possession of, must not be information that the receiving party receives from a third party without violating any confidentiality obligation owed to the disclosing party, and must not be information that is independently developed by the receiving party without relying upon the Confidential Information supplied by the disclosing party.

(ii)	The information must belong to the party claiming it is confidential, and must be in that party’s possession.
(iii)
The information must have been protected and safeguarded by the party claiming it is confidential by measures that were reasonable under the circumstances before the information was disclosed to the other party.

(iv)	The disclosure of the information to third parties must be likely to result in adverse consequences to the party claiming it is confidential.
(b) Limitations on the Use of Confidential Information. Each party agrees that it will not use any Confidential Information that it obtains about the other party for any purpose, other than to perform its obligations under this Agreement.
(c) The Duty Not to Disclose Confidential Information. The parties agree that they will not disclose any Confidential Information about each other to any person or organization without first getting written consent to do so from the other party. This will be the case both while this Agreement is in effect, and for a period of three (3) years after it has been terminated.
(d) The Duty to Notify the Other Party in Cases of Improper Use or Disclosure. Each party agrees to immediately notify the other party if either party becomes aware of any improper use of or any improper disclosure of the Confidential Information of the other party at any time while this Agreement is in effect, and for a period of three (3) years after it has been terminated.
(e) Protection of the Confidential Information. Each party agrees to protect the Confidential Information that it obtains from the other party with the same degree of care that it uses in protecting its own Confidential Information.
(f) Return of the Confidential Information. Immediately upon the termination of this Agreement, each party agrees to return to the other party all of the other party’s Confidential Information that is in its possession or under its control.

24. RIGHT OF OFFSET. ADM will have the right to withhold payments for the Products that it purchases from WIE, as an offset against any payments that WIE fails to make to ADM under this Agreement, or any other payments due to ADM from WIE, whether pursuant to this Agreement or otherwise.
If ADM exercises its right of offset at any time, WIE may request a written explanation from ADM that includes the amount of the offset claimed by ADM, and the basis for ADM’s exercise of its right of offset. Upon receiving a written request from WIE for such an explanation, ADM will promptly provide a reasonably detailed written explanation.
25. INSURANCE.
(a) Insurance Coverage of WIE. During the entire term of this Agreement and through any applicable statute of limitations, WIE will maintain insurance coverage which is standard, in the reasonable opinion of ADM, for a company of its type and size which is engaged in the business of producing and selling Products. At a minimum, WIE’s insurance coverage must include:
(i)
Commercial General Liability Insurance, naming ADM as an additional insured for all claims connected with or arising out of work covered by this Agreement, with liability limits of at least one million dollars ($1,000,000) each occurrence and in the aggregate.

(ii)
Umbrella Excess Liability Insurance, naming ADM as an additional insured for all claims connected with or arising out of work covered by this Agreement, with liability limits of at least five million dollars ($5,000,000) each occurrence and in the aggregate.

(iii)	Automobile Liability Insurance, with liability limits of at least one million dollars ($1,000,000) each accident.
(iv)	Property Insurance adequately insuring WIE’s production facilities and WIE’s other assets against “all risk” perils of loss, on a replacement cost basis.
(v)	Workers’ Compensation Insurance and Employer’s Liability, to the extent required by law and must include an endorsement with a waiver of subrogation in favor of ADM.
On or before the effective date of this Agreement, WIE will provide ADM with a Certificate of Insurance Coverage verifying that insurance coverage complying with the requirements of this Section 25(a) is in place. WIE shall provide ADM with notice of any cancellation or material modification of any policies required herein in accordance with policy provisions.

(b) Insurance Coverage of ADM. During the entire term of this Agreement and through any applicable statute of limitations, ADM will maintain insurance coverage which is standard, in the reasonable opinion of WIE, for a company of its type and size which is engaged in the duties required of ADM pursuant to this Agreement. At a minimum, ADM’s insurance coverage must include:
(i)
Commercial General Liability Insurance, naming WIE as an additional named insured for all claims connected with or arising out of work covered by this Agreement, with liability limits of at least one million dollars ($1,000,000) each occurrence and in the aggregate.

(ii)
Umbrella Excess Liability Insurance, naming WIE as an additional insured for all claims connected with or arising out of work covered by this Agreement, with liability limits of at least five million dollars ($5,000,000) each occurrence and in the aggregate.

(iii)	Automobile Liability Insurance, with liability limits of at least one million dollars ($1,000,000) each accident.
(iv)
Property Insurance, adequately insuring the tools and equipment of ADM utilized by ADM at those ADM facilities involved in performing its obligations under this Agreement, on a replacement cost basis or demolition basis, as ADM determines in its reasonable discretion.

(v)	Workers’ Compensation Insurance and Employer’s Liability, to the extent required by law and must include an endorsement with a waiver of subrogation in favor of WIE.
On or before the effective date of this Agreement, ADM will provide WIE with a Certificate of Insurance Coverage verifying that insurance coverage complying with the requirements of this Section 25(b) is in place. WIE shall provide ADM with notice of any cancellation or material modification of any policies required herein in accordance with policy provisions.
(c) Insurance Companies. All policies required to be procured by WIE pursuant to Section 25(a) and by ADM pursuant to Section 25(b) shall be procured from insurance companies listed in the current A.M. Best’s Insurance Guide as possessing a minimum policyholder’s rating of “A-.” If allowed by state law, ADM can meet its obligations under Section 25(b)(iv) of the Agreement by becoming a licensed self-insurer for workers’ compensation insurance. If ADM chooses to become a licensed self-insurer, it will purchase an excess workers’ compensation policy in excess of $250,000 up to statutory limits.

(d) Subrogation. No indemnity shall be paid to a party under this Agreement where the claim, damage, liability, loss or expense incurred would have been covered by insurance proceeds if the incident was or was required to be insured against by the party for whose benefit such indemnity would run and such party failed to maintain such insurance. WIE and ADM shall each exercise commercially reasonable efforts to cause any insurance policies obtained by them pursuant to this Agreement to have the effect of waiving any right of subrogation by the insurer of one party against the other party or its insurer. Each party hereby releases the other from any claims to the extent covered by collected insurance proceeds obtained by the parties pursuant to this Agreement.
26. INDEMNIFICATION.
(a) If any third party makes a claim against ADM or any person or organization related to ADM as a result of (i) the actions or omissions of WIE or any person or organization related to WIE (excluding ADM), (ii) a breach of one or more representations or warranties made by WIE hereunder; or (iii) the quality or condition of the Products produced by or on behalf of WIE except as may be caused by feedstock produced by ADM at an ADM facility failing to conform to the representations and warranties furnished by ADM to WIE pursuant to any individual contract entered into by the parties for the origination of such ADM feedstock, then WIE agrees to indemnify ADM and its related persons and organizations, and to hold all of them harmless from any liabilities, damages, costs, and/or expenses, including costs of litigation and reasonable attorneys’ fees, which they incur as a result of any such claims made against them by third parties; provided, however, that this indemnification provision shall not apply with respect to any damage to property, personal injury, including death, or violation of any law, order or regulation to the extent resulting from the gross negligence or willful misconduct of ADM.
(b) If any third party makes a claim against WIE or any person or organization related to WIE as a result of (i) the gross negligence or willful misconduct of ADM or any person or organization related to ADM (excluding WIE); or (ii) a breach of one or more representations or warranties made by ADM hereunder, then ADM agrees to indemnify WIE and its related persons and organizations, and to hold all of them harmless from any liabilities, damages, costs, and/or expenses, including costs of litigation and reasonable attorneys’ fees, which they incur as a result of any such claims made against them by third parties; provided, however, that this indemnification provision shall not apply with respect to any damage to property, personal injury, including death, or violation of any law, order or regulation to the extent resulting from the gross negligence or willful misconduct of WIE.

*** Confidential material redacted and filed separately with the Commission.
27. LIMITATIONS ON LIABILITY. UNDER NO CIRCUMSTANCES WILL THE PARTIES BE LIABLE FOR INDIRECT AND/OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOSS OF GOODWILL, EVEN IF THE PARTIES HAVE BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.
28. SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS, AND CLAIMS. All representations, warranties, and agreements made in connection with this Agreement will survive the termination of this Agreement. The parties will therefore be able to pursue claims related to those representations, warranties, and agreements after the termination of this Agreement, unless those claims are barred by the applicable statutes of limitation.
Similarly, any claims that the parties have against each other that arise out of actions or omissions that take place while this Agreement is in effect will survive the termination of this Agreement. This means that those claims may be pursued by the parties even after the termination of this Agreement, unless those claims are barred by the applicable statutes of limitation.
29. COSTS AND ATTORNEYS’ FEES IN DISPUTE RESOLUTION PROCEEDINGS, AND FOLLOWING UNCURED BREACHES. The parties agree that the prevailing party in any dispute resolution proceedings related to this Agreement shall be entitled to collect all of its costs, expenses, and reasonable attorneys’ fees from the other party.
The same shall be true if one of the parties incurs costs, expenses, or attorneys’ fees in connection with the enforcement or the protection of its rights under this Agreement, as a result of an uncured breach by the other party. The breaching party shall reimburse the other party for costs, expenses, and reasonable attorneys’ fees incurred after the expiration of the applicable cure period, regardless of whether or not the enforcement or the protection of the rights of the other party involved judicial proceedings, arbitration proceedings, or other formal dispute resolution proceedings.
30. TITLE AND RISK OF LOSS. With regard to the Products sold to ADM by WIE under this Agreement, title to and risk of loss for such Products will pass from WIE to ADM ***.
31. GOVERNING LAW. The parties agree that the Agreement will be governed by, interpreted under, and enforced in accordance with the substantive laws of the State of Iowa, without regard to its conflict of law principles. Any action for enforcement, damages or otherwise, will have its exclusive venue in the Polk County District Court in the State of Iowa or the United States District Court for the Southern District of Iowa. Each of ADM and WIE hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

32. NOTICES. All notices related to this Agreement which relate to breaches of this Agreement, indemnification claims or other claims being made under this Agreement, challenges to the books and records of the parties, or the termination of this Agreement (the “Significant Notices”) must be in writing, and must be delivered personally or sent by certified or registered mail, return receipt requested. All Significant Notices will be effective, and will be deemed to have been received, upon the actual receipt of the Significant Notice by its intended recipient, meaning either WIE or ADM.
Subject to change upon ten (10) days written notice to the other party, all written notices to WIE provided for in this Agreement will be addressed as follows:
Western Iowa Energy, LLC
1220 S. Center St., P.O. Box 399
Wall Lake, IA, 51466
Attn: General Manager
and notices to ADM will be addressed as follows:
Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526
Attn: Vice President, Global Oleo Chemicals
with a copy to:
Archer-Daniels-Midland Company
4666 Faries Parkway
Decatur, Illinois 62526
Attn: General Counsel
Written notices required or permitted under this Agreement which are not Significant Notices may be hand delivered, sent by mail, or sent via facsimile. These written notices will be effective, and will be deemed to have been received, upon the actual receipt of the written notices by their intended recipients, meaning either WIE or ADM.
33. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Because of ADM’s concerns about product quality, and because of WIE’s concerns about the proper performance of the services to be provided by ADM, neither party may assign its rights or obligations under this Agreement without the written consent of the other party, which consent will not be unreasonably withheld. This Agreement will be binding on the successors of the parties, and their permitted assigns.

34. NO WAIVER. If any party to this Agreement fails to insist upon strict performance of any obligation under this Agreement, that failure will not result in a waiver of that party’s right to demand strict performance in the future. This will still be the case, no matter how long the failure to insist upon strict performance continues.
35. ENTIRE AGREEMENT. This Agreement, and the other documents related to the business transactions described in this Agreement which are referred to either generally or specifically in this Agreement, set out the entire agreement between the parties regarding the business transactions described in this Agreement. This Agreement and those other documents supersede all prior understandings between the parties with respect to the subject matter of this Agreement. The parties agree that there are no other oral or written understandings or agreements between them regarding the subject matter of this Agreement.
36. AMENDMENT, MODIFICATION, OR WAIVER. No amendment, modification, or waiver of any provision of this Agreement or any other related document will be effective unless it is made in writing, unless it is signed by the parties to be bound by it, and unless it clearly specifies the extent and nature of the amendment, modification, or waiver.
37. SEVERABILITY. If any provision of this Agreement or any other related document is held to be invalid or unenforceable under any applicable law, that holding will not affect the validity or enforceability of the rest of this Agreement, or the other related document. Also, any provision of this Agreement or any other related document which is held to be invalid or unenforceable will not be completely invalidated, but will instead be considered amended to the extent necessary to remove the cause of the invalidity or unenforceability.
38. INTERPRETATION. This Agreement and any other documents related to it will be interpreted in a fair and neutral manner, without favoring one party over the other. No provision of this Agreement or any other document related to it will be interpreted for or against either party because the provision was drafted by that party, or its legal representative.
39.) DEFAULT. In the event of any default regarding the provisions of this Agreement, the parties shall be able to exercise all available legal and equitable rights and remedies. However, the parties agree that with respect to the individual contracts entered into regarding the purchase and sale of Products, the parties’ rights and remedies regarding default under such individual contracts shall be governed by the following provisions of this Section 39.
Should either the seller or the buyer fail to fulfill the requirements of any term of the contract, the party so failing shall be considered in default. Should the seller be in default the buyer shall have the right to buy in the open market goods of the kind, quantity, quality and description specified in the defaulted contract. Such right, if exercised, shall be exercised not later than the close of the seventh calendar day after the buyer becomes aware of the default, provided that the buyer shall have given prior notice by telegram, telex or telecopier to the seller of his intention so to buy. The seller shall reimburse the buyer in the amount of any direct market loss. Should the seller be dissatisfied with the price of the covering purchase, or if the buyer’s right to cover the defaulted contract is not exercised as provided herein, then the matter of any damages shall be settled by arbitration. Damages shall be measured by the difference between the contract price and the fair market value of the contract commodity on the day the defaulted contract is covered, plus freight, insurance and other costs to the extent applicable.

Should the buyer be in default the seller shall have the right to sell in the open market goods of the kind, quantity, quality and description specified in the defaulted contract. Such right, if exercised, shall be exercised not later than the close of the seventh calendar day after the seller becomes aware of the default, provided that the seller shall have given prior notice by telegram, telex or telecopier to the buyer of his intention so to sell. The buyer shall reimburse the seller in the amount of any direct market loss. Should the buyer be dissatisfied with the price of the covering sale, or if the seller’s right to cover the defaulted contract is not exercised as provided herein, then the matter of any damages shall be settled by arbitration. Damages shall be measured by the difference between the contract price and the fair market value of the contract commodity on the day the defaulted contract is covered, plus freight, insurance and other costs to the extent applicable. If for any reason sale of the defaulted merchandise should prove to be impossible, then the seller shall be fully reimbursed for the value of such merchandise plus any and all expenses incurred as a result of the buyer’s default.
Should either party to a contract suspend payments, admit bankruptcy or commit an act of insolvency, the other party need not await maturity of the contract or any unfulfilled portion thereof in order to take appropriate action, and under these circumstances, after giving one business day’s notice by telegram, telex or telepcopier, may resell or repurchase an appropriate quantity of the contract material and thereupon earn the right to recover any direct market loss incurred.
40. UNDERSTANDING OF AND VOLUNTARY EXECUTION OF THE AGREEMENT. The parties acknowledge and agree that they have read this Agreement, that they understand it, and that they are entering into it willingly and voluntarily. The parties further acknowledge that they either consulted with their respective legal counsel, or had ample opportunity to consult with their respective legal counsel, before entering into this Agreement.
41. HEADINGS AND CAPTIONS. The headings and captions of the sections and subsections of this Agreement are inserted for convenience of reference only, and do not constitute part of the Agreement.
42. SUPERSEDING OF OTHER AGREEMENTS. It is the intent of the parties that this Agreement be consistent with any other documents or agreements related to the same subject matter covered in this Agreement. However, in the event of any inconsistencies, the parties agree that this Agreement will supersede and take priority over the other inconsistent documents or agreements, except in cases where there is specific contract language to the contrary which has been identified as contradicting this Agreement and has been expressly agreed to in writing by both parties.

43. FORCE MAJEURE. Neither party shall be liable for delay in performance or failure to perform (excluding the payment of money) when such delay or failure is due to unforeseen causes beyond its control and without its fault or negligence, including but not limited to acts of God or the public enemy, governmental action, fires, floods, earthquakes, epidemics, quarantine restrictions, labor difficulties, riots, insurrections, freight embargoes, plant breakdown, loss of raw material supply, and unusually severe weather.
44. DISCLOSURE OF MATERIAL CONTRACTS. The parties acknowledge that this Agreement may need to be disclosed to the Securities Exchange Commission or other regulators, and agree to allow such disclosure upon receipt of an appropriate request. The parties hereby agree to seek redaction and confidential treatment of the financial and/or other terms of this Agreement, including without limitation any compensation to be paid hereunder.
IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year set forth above.
ARCHER-DANIELS-MIDLAND COMPANY

By:	/s/ M. J. Livergood Its: V.P.

WESTERN IOWA ENERGY, LLC

By:	/s/ William J. Horan Its: Chairman

SCHEDULE A
(List of Auditors)
1. Eide Bailly LLP
2. Boulay, Heutmaker, Zibell & Co. P.L.L.P.
3. McGladrey & Pullen, LLP